Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Strong Third Quarter 2025 Results and Raises Full-Year Guidance for Revenue and Capital Spending Supported by Strong Customer Demand
STAMFORD, Conn. – October 22, 2025 – United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter of 2025, and raised its 2025 full-year guidance for total revenue and capital spending driven by strong customer demand.
Third Quarter 2025 Highlights
•Total revenue of $4.229 billion, including rental revenue1 of $3.665 billion.
•Net income of $701 million, at a margin2 of 16.6%. GAAP diluted earnings per share of $10.91, and adjusted EPS3 of $11.70.
•Adjusted EBITDA3 of $1.946 billion, at a margin2 of 46.0%.
•Year-over-year, fleet productivity4 increased 2.0%.
•Year-to-date net cash provided by operating activities of $3.934 billion; free cash flow3 of $1.192 billion, including gross payments for purchases of rental equipment of $3.576 billion.
•Year-to-date gross rental capital expenditures of $3.760 billion.
•Returned $1.633 billion to shareholders year-to-date, comprised of $1.283 billion via share repurchases and $350 million via dividends paid.
•Net leverage ratio5 of 1.86x, with total liquidity5 of $2.452 billion, at September 30, 2025.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “Our third-quarter results were again supported by our unrelenting focus on being the partner of choice to our customers as we serve their needs across both construction and industrial end-markets. Our team did an outstanding job as we continued to lean into growth across both our general rentals and specialty businesses, and our updated guidance reflects the momentum we expect to carry through the rest of the year.”
Flannery continued, “Looking ahead, we are encouraged by the growth opportunities our customers see on the horizon, particularly within large projects and across key verticals. The combination of our one-stop-shop model, unparalleled service levels, and industry-leading technology differentiates our value proposition to customers and enables us to outpace the market. I’m very proud of the company we continue to build, supported by a well-proven strategy focused on profitable growth, strong through-cycle free cash flow generation and prudent capital allocation, all of which create compelling long-term value for our shareholders.”

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1.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
2.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
3.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
4.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue.
5.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2025 Outlook
The company has updated its 2025 outlook, as reflected below.

	Current Outlook	Prior Outlook
Total revenue	$16.0 billion to $16.2 billion	$15.8 billion to $16.1 billion
Adjusted EBITDA[6]	$7.325 billion to $7.425 billion	$7.3 billion to $7.45 billion
Net rental capital expenditures after gross purchases	$2.55 billion to $2.75 billion, after gross purchases of $4.0 billion to $4.2 billion	$2.2 billion to $2.5 billion, after gross purchases of $3.65 billion to $3.95 billion
Net cash provided by operating activities*	$5.0 billion to $5.4 billion	$4.9 billion to $5.5 billion
Free cash flow excluding merger and restructuring related payments[7]*	$2.1 billion to $2.3 billion	$2.4 billion to $2.6 billion
* The reduction in the company’s free cash flow outlook reflects the additional rental capital expenditures the company plans to make in 2025 to support customer demand. Notably, the outlook for net cash provided by operating activities is unchanged at mid-point, which reflects the company's expectations for underlying cash generation.
Summary of Third Quarter 2025 Financial Results
•Rental revenue increased 5.8% year-over-year to a third quarter record of $3.665 billion. Fleet productivity increased 2.0% year-over-year, while average original equipment at cost (“OEC”) increased 4.2%.
•Used equipment sales in the quarter increased 3.7% year-over-year. Used equipment sales generated $333 million of proceeds at a GAAP gross margin of 44.1% and an adjusted gross margin8 of 45.9%, compared to a GAAP gross margin of 45.2% and an adjusted gross margin of 49.5% for the same period last year. The year-over-year decline in the adjusted gross margin primarily reflected the normalization of the used equipment market, including pricing.
•Net income for the quarter decreased 1.0% year-over-year to $701 million, while net income margin decreased 110 basis points to 16.6%. Consistent with the results for the first half of the year, the decline in net income margin was primarily driven by 1) decreased rental gross margin, which reflected the impact of inflation and normal cost variability, particularly in delivery costs, and higher depreciation expense in the specialty rentals segment as discussed below, partially offset by decreases as a percentage of revenue in 2) the provision for income taxes and 3) interest expense.
•Adjusted EBITDA for the quarter increased 2.2% year-over-year to a third quarter record of $1.946 billion, while adjusted EBITDA margin decreased 170 basis points to 46.0%. Consistent with the results for the first half of the year, the decline in adjusted EBITDA margin primarily reflected decreases in 1) rental gross margin (excluding depreciation and stock compensation expense) attributable, in part, to the impact of inflation and normal cost variability, and 2) adjusted gross margin from used equipment sales, both of which are discussed above.
•General rentals segment rental revenue increased 3.1% year-over-year to a third quarter record of $2.400 billion, while rental gross margin decreased by 90 basis points year-over-year to 36.7%, primarily due to inflation and normal cost variability, particularly in delivery costs.

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6.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
7.Free cash flow excludes merger and restructuring related payments, which cannot be reasonably predicted for the 2025 outlook. Merger and restructuring related payments were $4 million for the nine months ended September 30, 2025.
8.Used equipment sales adjusted gross margin is a non-GAAP financial measure that excludes the impact ($6 million and $14 million for the three months ended September 30, 2025 and 2024, respectively) of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold. This adjustment is explained further in the tables below, and represents the only difference between the GAAP gross margin and the adjusted gross margin.

•Specialty rentals segment rental revenue increased 11.4% year-over-year to a third quarter record of $1.265 billion. Rental gross margin decreased by 490 basis points year-over-year to 45.1%, primarily due to higher depreciation expense due, in part, to growth in the company's matting business, and inflation and normal cost variability, particularly in delivery costs. Consistent with the results for the first half of the year, the increase in third quarter delivery costs was also driven by the repositioning of fleet to efficiently support strong customer demand.
•Cash flow from operating activities increased 12.5% year-over-year to $3.934 billion for the first nine months of 2025, and free cash flow, including merger and restructuring related payments, decreased 1.6%, from $1.211 billion to $1.192 billion.
•Capital management. The company's net leverage ratio was 1.86x at September 30, 2025, as compared to 1.81x at December 31, 2024. During the nine months ended September 30, 2025, the company completed its prior $1.5 billion9 share repurchase program, and commenced a new $1.5 billion9 share repurchase program which was increased to $2.0 billion9 following the enactment of new federal tax legislation in July 2025. During the nine months ended September 30, 2025, the company repurchased $1.283 billion9 of common stock under both these programs, and paid dividends totaling $350 million. The company expects to complete $1.9 billion of repurchases in 2025, which will provide approximately $350 million of carry-over capacity for share repurchases in early 2026. Additionally, the company's Board of Directors has declared a quarterly dividend of $1.79 per share, payable on November 26, 2025 to stockholders of record on November 12, 2025.
•Total liquidity was $2.452 billion as of September 30, 2025, including $512 million of cash and cash equivalents. During the third quarter, the company's ABL facility was amended, primarily to increase the facility size from $4.25 billion to $4.5 billion and extend the maturity date to 2030.
•Return on invested capital (ROIC)10 was 12.0% for the 12 months ended September 30, 2025.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, October 23, 2025, at 8:30 a.m. Eastern Time. The conference call number is 800-451-7724 (international: 785-424-1116). The replay number for the call is 402-220-0402. The passcode for both the conference call and the replay is 70118. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.

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9.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. The repurchases noted above (as well as the total program sizes and planned 2025 repurchases) do not include the excise tax, which totaled $12 million year-to-date through September 30, 2025.
10.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted earnings per share (adjusted EPS) and used equipment sales adjusted gross margin are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and debt related losses. Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold (this adjustment is explained further in the adjusted EPS and EBITDA/adjusted EBITDA tables below). The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; (iii) adjusted EPS provides useful information concerning future profitability; and (iv) used equipment sales adjusted gross margin provides information that is useful for evaluating the profitability of used equipment sales without regard to potential distortions. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities, earnings per share or GAAP gross margin from used equipment sales under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,639 rental locations in North America, 41 in Europe, 40 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 27,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers a fleet of equipment for rent with a total original cost of $22.82 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, interest rates, supply chain constraints, tariffs, trade wars and sanctions), geopolitical risks (including risks related to international conflicts) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which can adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and demand being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects, or a reduction or disruption in government spending, including as a result of a government shutdown; (7) trends in oil and natural gas, including significant fluctuations in the prices of oil or natural gas, have in the past affected, and could in the future adversely affect, the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation or tariffs, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness requires a significant amount of cash for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of insolvency, financial difficulties or other factors, including tariffs, affecting our suppliers; (24) increases in our maintenance and replacement costs, including as a result of tariffs, and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with privacy, data protection and cyber incident reporting laws and regulations, and other significant disruptions to our information technology systems; (27) risks related to severe weather events and other natural occurrences, and climate change regulation; (28) risks related to our aspirational sustainability and safety goals, including our greenhouse gas intensity reduction goal; (29) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (30) shortfalls in our insurance coverage or inability to obtain coverage on reasonable terms or at all; (31) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (32) the outcome or other potential consequences of litigation, regulatory and investigatory matters; (33) incurrence of expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (34) risks related to, and the costs of complying with, environmental and safety laws and regulations; (35) risks related to, and the costs of complying with, foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk and tariffs; (36) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; and (37) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

# # #
Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
investors@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues:
Equipment rentals	$3,665	$3,463	$10,225	$9,607
Sales of rental equipment	333	321	1,027	1,069
Sales of new equipment	95	77	240	186
Contractor supplies sales	43	38	120	116
Service and other revenues	93	93	279	272
Total revenues	4,229	3,992	11,891	11,250
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,530	1,392	4,351	3,958
Depreciation of rental equipment	684	629	1,972	1,819
Cost of rental equipment sales	186	176	567	564
Cost of new equipment sales	75	65	192	152
Cost of contractor supplies sales	32	26	86	80
Cost of service and other revenues	57	56	169	165
Total cost of revenues	2,564	2,344	7,337	6,738
Gross profit	1,665	1,648	4,554	4,512
Selling, general and administrative expenses (1)	442	416	1,301	1,209
Restructuring charge	—	1	1	3
Non-rental depreciation and amortization	109	109	331	322
Operating income	1,114	1,122	2,921	2,978
Interest expense, net (1)	178	178	533	511
Other income, net (1)	(1)	(5)	(76)	(12)
Income before provision for income taxes	937	949	2,464	2,479
Provision for income taxes	236	241	623	593
Net income (1)	$701	$708	$1,841	$1,886
Diluted earnings per share (1)	$10.91	$10.70	$28.37	$28.25
Dividends declared per share	$1.79	$1.63	$5.37	$4.89

(1)The results above for the nine months ended September 30, 2025 include the impact of the merger termination benefit associated with the termination of the H&E Equipment Services, Inc. d/b/a H&E Rentals (“H&E”) merger agreement. The merger termination did not impact the results for any other period above. For further information on this merger termination benefit, see the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the SEC.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$512	$457
Accounts receivable, net	2,579	2,357
Inventory	234	200
Prepaid expenses and other assets	458	235
Total current assets	3,783	3,249
Rental equipment, net	16,405	14,931
Property and equipment, net	1,075	1,034
Goodwill	6,884	6,900
Other intangible assets, net	531	663
Operating lease right-of-use assets	1,326	1,337
Other long-term assets	61	49
Total assets	$30,065	$28,163
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,548	$1,178
Accounts payable	1,276	748
Accrued expenses and other liabilities	1,387	1,397
Total current liabilities	4,211	3,323
Long-term debt	12,600	12,228
Deferred taxes	2,971	2,685
Operating lease liabilities	1,064	1,089
Other long-term liabilities	219	216
Total liabilities	21,065	19,541
Common stock	1	1
Additional paid-in capital	2,751	2,691
Retained earnings	15,304	13,813
Treasury stock	(8,773)	(7,478)
Accumulated other comprehensive loss	(283)	(405)
Total stockholders’ equity	9,000	8,622
Total liabilities and stockholders’ equity	$30,065	$28,163

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Cash Flows From Operating Activities:
Net income	$701	$708	$1,841	$1,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	793	738	2,303	2,141
Amortization of deferred financing costs and original issue discounts	3	4	11	11
Gain on sales of rental equipment	(147)	(145)	(460)	(505)
Gain on sales of non-rental equipment	(5)	(5)	(15)	(13)
Insurance proceeds from damaged equipment	(13)	(14)	(36)	(38)
Stock compensation expense, net	32	24	102	79
Restructuring charge	—	1	1	3
Debt related activity (1)	2	—	15	1
Increase (decrease) in deferred taxes	297	1	259	(31)
Changes in operating assets and liabilities, net of amounts acquired:
Increase in accounts receivable	(213)	(117)	(208)	(51)
Decrease (increase) in inventory	8	12	(33)	5
(Increase) decrease in prepaid expenses and other assets	(88)	46	(202)	(44)
(Decrease) increase in accounts payable	(191)	(98)	338	152
Increase (decrease) in accrued expenses and other liabilities	2	49	18	(98)
Net cash provided by operating activities	1,181	1,204	3,934	3,498
Cash Flows From Investing Activities:
Payments for purchases of rental equipment	(1,455)	(1,312)	(3,576)	(3,178)
Payments for purchases of non-rental equipment and intangible assets	(91)	(101)	(273)	(266)
Proceeds from sales of rental equipment	333	321	1,027	1,069
Proceeds from sales of non-rental equipment	13	20	44	50
Insurance proceeds from damaged equipment	13	14	36	38
Purchases of other companies, net of cash acquired	(6)	(108)	(22)	(1,342)
Purchases of investments	(1)	(1)	(2)	(4)
Net cash used in investing activities	(1,194)	(1,167)	(2,766)	(3,633)
Cash Flows From Financing Activities:
Proceeds from debt	2,638	2,818	7,467	9,729
Payments of debt	(1,910)	(2,367)	(6,862)	(7,964)
Payment of contingent consideration	—	—	(23)	—
Payments of financing and other debt related costs (1)	(9)	—	(23)	(17)
Common stock repurchased, including tax withholdings for share-based compensation (2)	(618)	(377)	(1,338)	(1,168)
Dividends paid	(115)	(107)	(350)	(326)
Net cash (used in) provided by financing activities	(14)	(33)	(1,129)	254
Effect of foreign exchange rates	(9)	8	16	(3)
Net (decrease) increase in cash and cash equivalents	(36)	12	55	116
Cash and cash equivalents at beginning of period	548	467	457	363
Cash and cash equivalents at end of period	$512	$479	$512	$479
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$34	$206	$574	$812
Cash paid for interest	227	227	566	544

(1)The amounts for the nine months ended September 30, 2025 primarily reflect bridge financing fees associated with the terminated H&E acquisition.
(2)The common stock repurchases include 1) shares repurchased pursuant to our share repurchase programs and 2) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended September 30, 2025	4.2%	(1.5)%	2.0%	1.1%	5.8%
Nine Months Ended September 30, 2025	3.7%	(1.5)%	2.8%	1.4%	6.4%
Please refer to our Third Quarter 2025 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2025	2024	Change	2025	2024	Change
General Rentals
Reportable segment equipment rentals revenue	$2,400	$2,327	3.1%	$6,767	$6,606	2.4%
Reportable segment equipment rentals gross profit	881	874	0.8%	2,356	2,357	—%
Reportable segment equipment rentals gross margin	36.7%	37.6%	(90) bps	34.8%	35.7%	(90) bps
Specialty
Reportable segment equipment rentals revenue	$1,265	$1,136	11.4%	$3,458	$3,001	15.2%
Reportable segment equipment rentals gross profit	570	568	0.4%	1,546	1,473	5.0%
Reportable segment equipment rentals gross margin	45.1%	50.0%	(490) bps	44.7%	49.1%	(440) bps
Total United Rentals
Total equipment rentals revenue	$3,665	$3,463	5.8%	$10,225	$9,607	6.4%
Total equipment rentals gross profit	1,451	1,442	0.6%	3,902	3,830	1.9%
Total equipment rentals gross margin	39.6%	41.6%	(200) bps	38.2%	39.9%	(170) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Numerator:
Net income available to common stockholders (1)	$701	$708	$1,841	$1,886
Denominator:
Denominator for basic earnings per share—weighted-average common shares	64.2	66.0	64.8	66.6
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.1	0.2	0.1	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	64.3	66.2	64.9	66.8
Diluted earnings per share (1)	$10.91	$10.70	$28.37	$28.25

(1)For the nine months ended September 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net after-tax benefit of $29 million, or $0.45 per diluted share. The merger termination did not impact the results for any other period above.

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and debt related losses. See below for further detail on the special items. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Earnings per share - GAAP, as-reported (1)	$10.91	$10.70	$28.37	$28.25
After-tax (2) impact of:
Merger related intangible asset amortization (3)	0.45	0.53	1.46	1.60
Impact on depreciation related to acquired fleet and property and equipment (4)	0.27	0.38	0.85	1.17
Impact of the fair value mark-up of acquired fleet (5)	0.07	0.15	0.28	0.52
Restructuring charge (6)	(0.01)	0.01	0.01	0.03
Asset impairment charge (7)	—	0.03	0.03	0.04
Debt related losses	0.01	—	0.01	0.01
Earnings per share - adjusted (1)	$11.70	$11.80	$31.01	$31.62
Tax rate applied to above adjustments (2)	25.2%	25.5%	25.2%	25.3%
(1)For the nine months ended September 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net benefit of $0.45 per diluted share. The merger termination did not impact the results for any other period above.
(2)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(3)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(4)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $384 million. We currently have no open restructuring programs.
(7)Reflects write-offs of leasehold improvements and other fixed assets.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income (1)	$701	$708	$1,841	$1,886
Provision for income taxes	236	241	623	593
Interest expense, net	178	178	533	511
Depreciation of rental equipment	684	629	1,972	1,819
Non-rental depreciation and amortization	109	109	331	322
EBITDA	$1,908	$1,865	$5,300	$5,131
Restructuring charge (2)	—	1	1	3
Stock compensation expense, net (3)	32	24	102	79
Impact of the fair value mark-up of acquired fleet (4)	6	14	24	47
Adjusted EBITDA (1)	$1,946	$1,904	$5,427	$5,260
Net income margin	16.6%	17.7%	15.5%	16.8%
Adjusted EBITDA margin	46.0%	47.7%	45.6%	46.8%
(1)For the nine months ended September 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net after-tax benefit of $29 million for net income and a net $52 million benefit for adjusted EBITDA. The merger termination did not impact the results for any other period above.
(2)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $384 million. We currently have no open restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$1,181	$1,204	$3,934	$3,498
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(4)	(11)	(11)
Gain on sales of rental equipment	147	145	460	505
Gain on sales of non-rental equipment	5	5	15	13
Insurance proceeds from damaged equipment	13	14	36	38
Restructuring charge (1)	—	(1)	(1)	(3)
Stock compensation expense, net (2)	(32)	(24)	(102)	(79)
Debt related activity (3)	(2)	—	(15)	(1)
Changes in assets and liabilities	338	93	(156)	(185)
Cash paid for interest	227	227	566	544
Cash paid for income taxes, net	34	206	574	812
EBITDA	$1,908	$1,865	$5,300	$5,131
Add back:
Restructuring charge (1)	—	1	1	3
Stock compensation expense, net (2)	32	24	102	79
Impact of the fair value mark-up of acquired fleet (4)	6	14	24	47
Adjusted EBITDA (5)	$1,946	$1,904	$5,427	$5,260
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $384 million. We currently have no open restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)The amount for the nine months ended September 30, 2025 primarily reflects bridge financing fees associated with the terminated H&E acquisition.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(5)For the nine months ended September 30, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net $52 million benefit for adjusted EBITDA. The merger termination did not impact the results for any other period above.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$1,181	$1,204	$3,934	$3,498
Payments for purchases of rental equipment	(1,455)	(1,312)	(3,576)	(3,178)
Payments for purchases of non-rental equipment and intangible assets	(91)	(101)	(273)	(266)
Proceeds from sales of rental equipment	333	321	1,027	1,069
Proceeds from sales of non-rental equipment	13	20	44	50
Insurance proceeds from damaged equipment	13	14	36	38
Free cash flow (1)	$(6)	$146	$1,192	$1,211
(1)Free cash flow included aggregate merger and restructuring related payments of $1 million for both the three months ended September 30, 2025 and 2024, and $4 million and $5 million for the nine months ended September 30, 2025 and 2024, respectively.
The table below provides a reconciliation between 2025 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$5,000-$5,400
Payments for purchases of rental equipment	$(3,950)-$(4,250)
Proceeds from sales of rental equipment	$1,350-$1,550
Payments for purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(300)-$(400)
Free cash flow excluding merger and restructuring related payments	$2,100- $2,300